As filed with the Securities and Exchange Commission on July 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(Address of Principal Executive Offices) (Zip Code)

MATTEL, INC. AMENDED AND RESTATED

2010 EQUITY AND LONG-TERM COMPENSATION PLAN, AS AMENDED

(Full title of the plan)

Tiffani L. Magri, Esq.

Senior Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(Name and address of agent for service)

(310) 252-2000

(Telephone number, including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

(714) 755-8261

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	10,500,000	$10.41	$109,305,000.00	$14,187.79
Total	10,500,000			$14,187.79

(1)

The registrant has previously registered 110,636,782 shares of the registrant’s common stock (“Common Stock”) for issuance under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as amended (the “2010 Plan”). The registrant’s stockholders approved the Fourth Amendment to the 2010 Plan at the registrant’s 2020 annual meeting of stockholders, which increases the shares reserved for issuance under the 2010 Plan by 10,500,000 shares. This registration statement is registering such additional 10,500,000 shares of Common Stock approved by our stockholders for issuance under the 2010 Plan, as so amended. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock that become issuable under the Amended 2010 Plan by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales price of Common Stock ($10.41), as reported on the Nasdaq Stock Market on July 14, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Mattel, Inc. (“Mattel” or the “Company”) is not filing with or including in this form S-8 the information called for in part I of form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

Mattel is filing this registration statement (“Registration Statement”) pursuant to General Instruction E of Form S-8 to register an additional 10,500,000 shares of the Company’s common stock that may be issued under the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, as amended (the “2010 Plan”), and as further amended by the Fourth Amendment to the 2010 Plan approved by our stockholders at the 2020 annual meeting of stockholders (the “Fourth Amendment,” and collectively with the 2010 Plan the “Amended 2010 Plan”). These shares are additional securities of the same class as other securities issuable under the 2010 Plan for which Mattel has previously filed with the Commission a registration statement on Form S-8 (File No. 333-166759) on May 12, 2010, a registration statement on Form S-8 (File No. 333-204360) on May 21, 2015, a registration statement on Form S-8 (File No. 333-225311) on May 31, 2018, and a registration statement on Form S-8 (File No. 333-232420) on June 28, 2019 (collectively, the “Prior Registration Statements”). The information contained in the Prior Registration Statements is incorporated herein by reference, except for the information presented below in Part II, Item 3. Incorporation of Documents by Reference, Item 5. Interests of Named Experts and Counsel, and Item 8. Exhibits.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Mattel’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2019;

(b)	Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(c)

Mattel’s Current Reports on Form 8-K/A filed on April  6, 2020, Form 8-K filed on April  20, 2020, May  5, 2020 (with respect to item 2.05), June  16, 2020, and June 23, 2020 (with respect to items 5.02 and 9.01); and

(d)	The description of Mattel’s Common Stock contained in Mattel’s Registration Statement on Form 8-A filed on September 24, 2009.

All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01, or 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered hereby has been passed upon for Mattel by Tiffani L. Magri, Esq., Senior Vice President, Assistant General Counsel and Assistant Secretary of Mattel. Ms. Magri has participated in the Company’s equity and long-term compensation plans and is eligible to participate in the Amended 2010 Plan.

Item 8. Exhibits.

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Specimen Stock Certificate with respect to Mattel’s Common Stock	10-Q	001-05647	4.0	August 3, 2007

+5.1	Opinion of Tiffani L. Magri, Esq.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of Tiffani L. Magri, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (included in signature pages)

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

99.1	Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	April 9, 2015

99.2	First Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	April 5, 2018

99.3	Second Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	April 4, 2019

99.4	Third Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	10-K	001-05647	10.58	February 25, 2020

99.5	Fourth Amendment to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	April 27, 2020

+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on July 17, 2020.

MATTEL, INC., a Delaware corporation

By:	/s/ Joseph J. Euteneuer
Name: Joseph J. Euteneuer
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Ynon Kreiz, Robert Normile, and Tiffani Magri, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ynon Kreiz Ynon Kreiz	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 17, 2020

/s/ Joseph J. Euteneuer Joseph J. Euteneuer	Chief Financial Officer (principal financial officer)	July 17, 2020

/s/ Yoon Hugh Yoon Hugh	Senior Vice President and Corporate Controller (principal accounting officer)	July 17, 2020

/s/ Richard T. Bradley Richard T. Bradley	Director	July 17, 2020

/s/ Adriana Cisneros Adriana Cisneros	Director	July 17, 2020

/s/ Michael J. Dolan Michael J. Dolan	Director	July 17, 2020

/s/ Soren Laursen Soren Laursen	Director	July 17, 2020

/s/ Ann Lewnes Ann Lewnes	Director	July 17, 2020

/s/ Roger Lynch Roger Lynch	Director	July 17, 2020

/s/ Dominic Ng Dominic Ng	Director	July 17, 2020

/s/ Judy D. Olian Judy D. Olian	Director	July 17, 2020